UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)              January 24, 2006

Omtool, Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-22871	02-0447481
(Commission File Number)	(IRS Employer Identification No.)

8A Industrial Way
Salem, NH	03079
(Address of Principal Executive Offices)	(Zip Code)

(603) 898-8900

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.  Entry into a Material Definitive Agreement

(a)           Construction Contract

On January 24, 2006, Omtool, Ltd. (the “Company”) entered into an Agreement for Construction Projects (the “Agreement”) with Prism Builders, Inc. (the “Contractor”).  Under the terms of the Agreement, the Contractor will receive approximately $435,000 to perform certain interior renovations at the Company’s future corporate headquarters located at Six Riverside Drive, Andover, Massachusetts.  The Contractor will achieve substantial completion of the project within seventy-seven days from the date of commencement.

(b)           Executive Officer Compensation

On January 26, 2006, the Compensation Committee of the Board of Directors of the Company established the compensation for the fiscal year ending on December 31, 2006 for Robert L. Voelk, the Chief Executive Officer of the Company and Daniel A. Coccoluto, the Chief Financial Officer of the Company.  Mr. Voelk will be paid a base salary at the rate of $350,000 per annum and will be eligible to receive a year-end bonus targeted at $175,000.  Mr. Coccoluto will be paid a base salary of $175,000 per annum and will be eligible to receive a year-end bonus targeted at $50,000.

The compensation for Karen G. Cummings, the Executive Vice President of Marketing of the Company, and James J. Scharpf, the Executive Vice President of Sales of the Company, was determined previously as disclosed on a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 3, 2005.  Ms. Cummings is paid a base salary of $200,000 per annum and will be eligible to receive a year-end bonus targeted at $50,000.  Mr. Scharpf is paid a base salary of $200,000 per annum and is eligible to receive quarterly commissions and bonuses upon his achievement of certain sales targets.  Mr. Scharpf’s achievement of current base targets, tied predominantly to sales achievements, would result in commissions and bonuses targeted at $100,000 per annum.

The Compensation Committee will consider a variety of factors when determining the bonuses, if any, to be paid to Mr. Voelk, Mr. Coccoluto and Ms. Cummings for the fiscal year ending on December 31, 2006.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d)

On January 26, 2006, the Board of Directors of the Company changed the membership composition of the Audit, Compensation, and Nominating and Corporate Governance Committees of the Board of Directors.  Effective immediately:

1.             James P. O’Halloran, Arnold E. Ditri and William J. Drummey will serve as the members of the Audit Committee of the Board of Directors, with Mr. O’Halloran serving as chairman of such committee;

2.             Richard D. Cramer, Andrew E. Lietz and William J. Drummey will serve as the members of the Compensation Committee of the Board of Directors, with Mr. Cramer serving as chairman of such committee; and

3.             Andrew E. Lietz and Arnold E. Ditri will serve as the members of the Nominating and Corporate Governance Committee of the Board of Directors, with Mr. Lietz serving as chairman of such committee.

Item 9.01.  Financial Statements and Exhibits

(d)         Exhibits.

10.1.  Agreement for Construction Projects, dated January 24, 2006, between Omtool, Ltd. and Prism Builders, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMTOOL, LTD.

Date January 30, 2006
	By:	/s/ Daniel A. Coccoluto
	Name:	Daniel A. Coccoluto

	Title:	Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Agreement for Construction Projects, dated January 24, 2006, between Omtool, Ltd. and Prism Builders, Inc.